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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                         Date of Report: August 26, 2003

                             Franklin Wireless Corp.
             (Exact name of the Company as specified in its charter)

         California                   0-11616                   95-3733534
(State or other jurisdiction       (Commission                (IRS Employer
    of incorporation)               File Number)            Identification No.)

                              733 Lakefield Road,
                       Westlake Village California, 91361
                    (Address of principal executive offices)

              The Company's telephone number, including area code:
                                  805-373-8688

                        Franklin Telecommunications Corp.

          (Former name or former address, if changed since last report)

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Item 1.  Changes in Control of the Company

         As a result of the merger transaction described in Item 2 below, the former shareholders of Accetio, Inc., a California corporation ("Accetio"), received 623,644,443 shares of Common Stock of the Company (previously known as Franklin Telecommunications Corp.), representing 80% of the outstanding shares after giving effect to the merger. As part of the same transaction, as provided in the Agreement and Plan of Merger, immediately upon completion of the merger the former management of Accetio, Inc. designated four persons to the Board of Directors, O.C. Kim, Nick Lim, Kwang Ho Kim and Jin Yong Lee. Frank Peters, Gary Rogers and Gary Nelson remain on the Board of Directors.

Item 2.  Acquisition or Disposition of Assets.

         On August 25, 2003, the Company, through a merger, acquired Accetio, Inc., a California corporation ("Accetio")engaged in the design and manufacture of wireless telephone equipment. Under the terms of the Agreement and Plan of Merger, the Company issued 623,644,443 shares of its Common Stock to the shareholders of Accetio, so that immediately after the merger the former shareholders of Accetio hold 80% of the outstanding shares of the combined entity. Each shareholder of Accetio received 34.1743 shares of Common Stock of the Company for each share of Common Stock of Accetio held by him.

         As part of the transaction, the Company's name was changed from "Franklin Telecommunications Corp." to "Franklin Wireless Corp."

Item 7.  Financial Statements and Exhibits

         Audited financial statements of Accetio will be filed within sixty days of the date the initial Report on Form 8-K is required to be filed.

         The following exhibits are filed herewith:

Exhibit No.       Description
-----------       -----------

2 Amended and Restated Agreement and Plan of Merger, dated July 31, 2003, between Accetio, Inc. and Franklin Telecommunications Corp.


                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Franklin Wireless Corp., a California
                                                 corporation


                                           By: /s/ Frank W. Peters
                                               -----------------------------
                                               Chief Executive Officer

Date:  September 26, 2003